Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

- Net Revenue increased 11% and EBITDA increased 26% vs. prior year quarter -

- 2017 full year financial guidance reaffirmed -

- Conference call at 8:30 a.m. ET on May 4, 2017 -

East Rutherford, NJ – May 4, 2017 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs),

reports results for the first quarter 2017.

Highlights

-	Net Revenue increased 11% to $105.0 million compared to $94.7 million in the same quarter last year. Excluding the impact of foreign exchange, net revenue increased 13%.

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GAAP Diluted EPS from continuing operations increased 40% to $0.63 from $0.45 in the same quarter last year. Adjusted Diluted EPS increased 36% to $0.68 compared to $0.50 in the same quarter last year.

-	EBITDA increased 26% to $34.4 million compared to the same quarter last year. (see table at the end of this press release).

-	Net cash was $99.2 million at the end of the quarter, an increase of $25.0 million during the quarter.

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The Company continues to expect full year 2017 Net Revenue, excluding the impact of foreign currency, to increase between 7% and 11% compared to 2016. Adjusted EBITDA is still expected to be between $168 and $174 million, a 9% to 13% increase over 2016. (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

 “We had a positive start to 2017 with increased demand in the generics and controlled substances categories and we continued to execute well, delivering strong margins in the quarter. Demand remains robust across all categories and we continue to have a high level of visibility into the full year, which gives us confidence in our guidance,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.

“Overall industry trends remain positive and we are adding resources and capacity to ensure we continue to be well positioned to meet demand. During the quarter, we won two new late stage projects and we continue to see strong demand in the innovator market.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

First Quarter 2017 Operating Results – Continuing Operations

Net revenue was $105.0 million, an increase of $10.3 million, or 11%, compared to the first quarter of 2016. Excluding a 2% unfavorable impact of foreign exchange compared to the first quarter of 2016, net revenue increased 13%. The increase primarily reflects higher volumes partially offset by lower pricing. The increase in volumes was driven primarily by growth in controlled substances and generics, as well as the addition of Cambrex High Point. Royalties of $1.0 million, recorded as Other revenue, net in the Company’s income statement, also contributed to the increase.

Gross margin increased to 45% from 41% compared to the same quarter last year. The increase was primarily due to plant efficiencies, high capacity utilization, favorable product mix and royalty income partially offset by lower pricing. Foreign exchange had a negligible impact on gross margins.

Selling, general and administrative expenses were $15.8 million, compared to $14.0 million in the same quarter last year. The increase was mainly due to the addition of Cambrex High Point and higher personnel related expenses.

Research and development expenses were $3.9 million, compared to $3.5 million in the same quarter last year. The increase was mainly related to lower absorption of R&D expenses into inventory and cost of goods sold as a result of decreased revenue generating custom development activity.

Operating profit increased to $27.2 million from $21.4 million in the same quarter last year. The increase was primarily the result of higher gross profits in 2017 partially offset by higher operating expenses. Adjusted EBITDA was $34.4 million compared to $27.2 million in the same quarter last year (see table at the end of this press release).

Income tax expense was $5.8 million resulting in an effective tax rate of 22% compared to $6.6 million and an effective tax rate of 31% in the same quarter last year. Excluding the favorable impact of immediately recognizing certain effects of share-based compensation as required by a recently adopted accounting standard, the effective tax rate in the current period would have been 31%.

Income from continuing operations was $21.1 million or $0.63 per share compared to $14.8 million or $0.45 per share in the same quarter last year. Adjusted income from continuing operations was $22.7 million or $0.68 per share, compared to $16.3 million or $0.50 per share in the same quarter last year (see table at the end of this press release).

Capital expenditures and depreciation were $11.8 million and $6.8 million, respectively, compared to $18.1 million and $5.4 million, respectively, in the same quarter last year.

Net cash was $99.2 million at the end of the first quarter, an increase of $25.0 million during the quarter.

On January 30, 2017, the Company transferred the assets and liabilities of Zenara to a buyer for consideration of approximately $3.0 million, which is held in escrow and recorded in Other receivables. The sale agreement gives the buyer complete control of the daily operations of Zenara. The proceeds will be released from escrow upon approval by Indian regulatory authorities, which is considered perfunctory, but could take several months.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2017 financial performance:

Expectations

Net revenue increase	7% - 11%

Adjusted EBITDA	$168 - $174 million

Adjusted income from continuing operations per share	$2.94 - $3.06

Free cash flow	$50 - $60 million

Capital expenditures	$70 - $75 million

Depreciation and amortization	$32 - $34 million

Effective tax rate	31% - 33%

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities and outcomes of tax disputes. Net revenue expectations exclude the impact of foreign exchange. The effective tax rate excludes the application of a recently adopted accounting standard which changed the accounting treatment of the exercise of certain share-based payments.

EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2017 will be computed on a basis consistent with the reconciliation of the first quarter 2017 financial results in the tables at the end of this press release. Free cash flow is defined as the change in debt, net of cash during the year. The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax codes within the countries in which the Company operates and the effects of certain share-based payments.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s Form 10-Q for first quarter 2017 is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s first quarter 2017 results will begin at 8:30 a.m. Eastern Time on May 4, 2017 and can be accessed by calling 1-877-876-9177 for domestic and +1-785-424-1666 for international. Please use the passcode 6087850 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through May 11, 2017 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 6087850 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document. These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, the Company’s ability to obtain regulatory approval for the sale of Zenara, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and any charges related to the sale of the Company’s Zenara business. Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the table at the end of this press release. Other companies may have different definitions of EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended March 31, 2017 and 2016
(in thousands, except per-share data)

	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue

Gross Sales	$103,711		$93,935
Commissions, Allowances and Rebates	594		503
Net Sales	103,117		93,432

Other Revenue, Net	1,889		1,309

Net Revenue	105,006		94,741

Cost of Goods Sold	58,181	55.4%	55,842	58.9%

Gross Profit	46,825	44.6%	38,899	41.1%

Operating Expenses:
Selling, General and Administrative Expenses	15,754	15.0%	14,045	14.8%
Research and Development Expenses	3,890	3.7%	3,478	3.7%
Total Operating Expenses	19,644	18.7%	17,523	18.5%

Operating Profit	27,181	25.9%	21,376	22.6%

Other Expenses/(Income):
Interest Expense/(Income), Net	266		(55)
Other (Income)/Expenses, Net	(12)		34

Income Before Income Taxes	26,927	25.6%	21,397	22.6%

Provision for Income Taxes	5,812		6,552

Income from Continuing Operations	$21,115	20.1%	$14,845	15.7%

Loss from Discontinued Operations, Net of Tax	(1,250)		(263)

Net Income	$19,865	18.9%	$14,582	15.4%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.65		$0.47
Loss from Discontinued Operations, Net of Tax	$(0.04)		$(0.01)
Net Income	$0.61		$0.46

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.63		$0.45
Loss from Discontinued Operations, Net of Tax	$(0.03)		$(0.01)
Net Income	$0.60		$0.44

Weighted Average Shares Outstanding
Basic	32,454		31,886
Diluted	33,365		32,771

CAMBREX CORPORATION
Consolidated Balance Sheets
As of March 31, 2017 and December 31, 2016
(in thousands)

	March 31,	December 31,
Assets	2017	2016

Cash and Cash Equivalents	$99,174	$74,141
Trade Receivables, Net	68,698	110,622
Other Receivables	7,495	6,748
Inventories, Net	151,534	123,184
Prepaid Expenses and Other Current Assets	5,903	7,960
Total Current Assets	332,804	322,655

Property, Plant and Equipment, Net	223,767	217,092
Goodwill	40,663	40,323
Intangible Assets, Net	14,857	14,800
Deferred Income Taxes	11,630	13,061
Other Non-Current Assets	3,757	3,934

Total Assets	$627,478	$611,865

Liabilities and Stockholders' Equity

Accounts Payable	$38,756	$42,873
Deferred Revenue and Advance Payments	5,881	7,506
Taxes Payable	11,454	9,469
Accrued Expenses and Other Current Liabilities	28,847	35,614
Total Current Liabilities	84,938	95,462

Advance Payments	39,000	39,000
Deferred Income Taxes	6,585	6,921
Accrued Pension Benefits	42,758	43,109
Other Non-Current Liabilities	23,682	21,946

Total Liabilities	$196,963	$206,438

Stockholders’ Equity	$430,515	$405,427

Total Liabilities and Stockholders’ Equity	$627,478	$611,865

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Three Months Ended March 31, 2017 and 2016
(in thousands)

	First Quarter 2017	First Quarter 2016

Operating Profit	$27,181	$21,376

Depreciation and Amortization	7,185	5,578

EBITDA	34,366	26,954

Restructuring Expenses	-	290

Adjusted EBITDA	$34,366	$27,244

	First Quarter 2017		First Quarter 2016
		Diluted EPS [2]		Diluted EPS [2]
Income from Continuing Operations	$21,115	$0.63	$14,845	$0.45

Stock-Based Compensation	1,786	0.05	1,535	0.05
Stock-Based Compensation Tax [1]	(625)	(0.02)	(537)	(0.02)
Amortization of Purchased Intangibles	398	0.01	176	0.01
Restructuring Expenses	-	-	290	0.01

Adjusted Income from Continuing Operations	$22,674	$0.68	$16,309	$0.50

[1] Tax rate estimated at 35% for stock-based compensation.
[2] The sum of the line items may not equal due to rounding.

Contact:	Tom Vadaketh
Executive Vice President & CFO
Tel: +201.804.3033
Email: tom.vadaketh@cambrex.com

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